Exhibit 99.1

Farmland Partners to Sell $289 Million of Farmland to Farmland Reserve, Inc.

Transaction to Generate an Approximate $50 Million Gain Over Net Book Value

DENVER, October 2, 2024--(BUSINESS WIRE)--Farmland Partners Inc. (NYSE: FPI) (the “Company” or “FPI”) today announced that it is selling a portfolio of 46 farms, comprising 41,554 acres of farmland (the “Portfolio”), for $289 million in a single transaction (“the “Transaction”) with Farmland Reserve, Inc. The all-cash deal has been finalized by both parties and is scheduled to close on October 16, 2024, once all conditions to closing are satisfied.

The Portfolio includes farms across several regions and states, including Arkansas, Florida, Louisiana, Mississippi, Nebraska, Oklahoma, and the Carolinas. The Transaction does not include any of the Company’s Illinois farmland, which is among the most valuable land it owns. FPI’s total gain on sale will be approximately $50 million, or approximately 21 percent over the aggregate net book value of the farms comprising the Portfolio. In 2023, FPI also sold approximately $200 million of assets at a gain in excess of 20 percent.

Luca Fabbri, FPI’s President and CEO said of the sale: “Farmland is a ‘total return’ investment, with asset appreciation typically accounting for a majority of the overall return on invested capital. We have consistently advised shareholders that our company is undervalued due to lack of recognition by the market of the appreciation in our asset base. As we did last year, we have once again proven our total return thesis and highlighted the unrealized intrinsic value in our stock by delivering a sizable gain on a representative segment of our overall portfolio. We intend to deploy the resulting capital to reduce debt by approximately $140 million, to buy back stock, to pursue acquisitions, and for other corporate purposes. Moreover, as we did last year, we expect to be in a position to make a significant special distribution to shareholders at year-end.”

Fabbri explained that the Company was excited to work with Farmland Reserve on this Transaction.

“We are pleased to transition our long-standing tenant relationships to a high-quality institutional investor that values relationships as we do,” he said. “Farmland Reserve is highly respected in the farmland community as a best-in-class owner that manages farms expertly and deals honestly and ethically with its farmer tenants. We strongly believe that our farmer tenants will have an excellent partner moving forward.”

“We are grateful for the opportunity to work with Farmland Partners to acquire this unique portfolio of high-quality farmland,” said Doug Rose, CEO of Farmland Reserve. “We’re also gratified they saw us as the right buyer for these properties and the farmer tenant relationships that come with them.  As an investor with a long-term vision, we look forward to leasing these productive farms to local farmers for many years to come.”

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. Assuming that the pending Transaction closes, the Company is expected to own and/or manage more than 140,000 acres of farmland in 15 states, including Arkansas, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Michigan, Mississippi, Missouri, Nebraska, North Carolina, South Carolina, and Texas. In addition, the Company owns land and buildings for four agriculture equipment dealerships in Ohio leased to Ag Pro under the John Deere brand. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014. Additional information: www.farmlandpartners.com or (720) 452-3100.

About Farmland Reserve, Inc.

Farmland Reserve, https://farmlandreserve.org, is an integrated investment auxiliary of The Church of Jesus Christ of Latter-day Saints. Farmland Reserve’s earnings support the mission of the Church and its religious, humanitarian, educational, and charitable good works.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements with respect to our outlook and the outlook for the farm economy generally, proposed and pending acquisitions and dispositions, financing activities, crop yields and prices and anticipated rental rates. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance, and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: the possibility that the Transaction will not close due to the failure to satisfy one or more closing conditions or for other reasons; the amount and timing of receipt, and the benefits to be realized in connection with the intended use, of the expected proceeds from the Transaction; market factors and other considerations that could result in the Company deciding not to declare and pay a special dividend or to declare and pay a special dividend that is less than shareholders anticipate; the ongoing war in Ukraine and the ongoing conflict in the Middle East and their impacts on the world agriculture market, world food supply, the farm economy generally, and our tenants’ businesses; changes in trade policies in the United States and other countries that import agricultural products from the United States; high inflation and elevated interest rates; the onset of an economic recession in the United States and other countries that impact the farm economy; extreme weather events, such as droughts, tornadoes, hurricanes or floods; the impact of future public health crises on our business and on the economy and capital markets generally; general volatility of the capital markets and the market price of the Company’s common stock; changes in the Company’s business strategy, availability, terms and deployment of capital; the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all; availability of qualified personnel; changes in the Company’s industry, interest rates or the general economy; adverse developments related to crop yields or crop prices; the degree and nature of the Company’s competition; the outcomes of ongoing litigation; the timing, price or amount of repurchases, if any, under the Company's share repurchase program; the ability to consummate acquisitions or dispositions under contract; and the other factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s other filings with the Securities and Exchange Commission. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contact:

Phillip Hayes

phayes@farmlandpartners.com